Exhibit 10.1

EXCO RESOURCES, INC.

2017 MANAGEMENT INCENTIVE PLAN

This 2017 Management Incentive Plan (the “MIP”) of EXCO Resources, Inc., a Texas corporation (the “Company”), was adopted by the Board of Directors (the “Board”) of the Company on April 3, 2017 (the “Execution Date”), to be effective as of the Effective Date.

Recitals:

WHEREAS, the Board desires to encourage and reward value-enhancing performance of the Company’s management team by providing incentive compensation upon attaining pre-established performance criteria; and

WHEREAS, the Board believes it to be in the best interests of the Company and its shareholders to adopt this MIP effective as of the Effective Date;

NOW, THEREFORE, in consideration of the foregoing and for the purpose described below, the Board hereby adopts this MIP as set forth herein.

ARTICLE 1

Purpose

The MIP is intended to attract and retain the Company’s management team and to encourage them to remain with, and devote their best efforts to, the Company and its Subsidiaries, and to reward such executives for outstanding performance, thereby advancing the interests of the Company and aligning management’s interests with those of the Company’s shareholders. The MIP provides a means of rewarding participants based on the overall performance of the Company and the achievement of performance measures.

ARTICLE 2

Definitions

Where the following words and phrases appear in this MIP, they shall have the respective meanings set forth below:

2.1 “Award” means an amount granted to an Eligible Employee pursuant to Article 4 that is payable pursuant to Article 5 on or before March 31st of the year immediately following the end of the applicable Performance Period.

2.2 “Award Letter” means a written letter from the Company to a Participant setting forth the applicable Performance Period, the potential range of the Award amount for such Participant’s Tier Level, the Performance Goals and thresholds, and the payout schedule for such Performance Period. Award Letters covering different Participants need not contain similar provisions. A sample Award Letter for Tier 1 Participants is attached hereto as Appendix A, and for Tier 2 Participants is attached hereto as Appendix B.

2.3 “Base Salary” means the annual base salary paid to the Eligible Employee during the Performance Period, before any deductions, exclusions or any deferrals or contributions under any of the Company’s plans or programs, but excluding overtime, bonuses, incentive compensation, employee benefits or any other form of compensation, being received by an Eligible Employee during a Performance Period.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means (i) the willful breach or habitual neglect of assigned duties by an Eligible Employee related to the Company, including compliance with Company policies; (ii) conviction (including any plea of nolo contendere) of the Eligible Employee of any felony or crime involving dishonesty or moral turpitude; (iii) any act of personal dishonesty knowingly taken by the Eligible Employee in connection with his or her responsibilities as an employee and intended to result in personal enrichment of the Eligible Employee or any other person; (iv) bad faith conduct that is materially detrimental to the Company; (v) inability of the Eligible Employee to perform such employee’s duties due to alcohol or illegal drug use; (vi) the Eligible Employee’s failure to comply with any legal written directive of the Board; (vii) any act or omission of the Eligible Employee which is of substantial detriment to the Company because of the Eligible Employee’s intentional failure to comply with any statute, rule or regulation, except any act or omission believed by the Eligible Employee in good faith to have been in or not opposed to the best interest of the Company (without intent of the Eligible Employee to gain, directly or indirectly, a profit to which the Eligible Employee was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (viii) any other act or failure to act or other conduct which is determined by the Committee, in its sole discretion, to be demonstrably and materially injurious to the Company, monetarily or otherwise.

2.6 “CEO” means the Chief Executive Officer of the Company.

2.7 “Change of Control” means the occurrence of any of the following:

(i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction or the merger of the Company into one of its subsidiaries;

(ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

(iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the Execution Date were directors or (y) become directors after the Execution Date and whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the Execution Date or whose election or nomination for election was previously so approved;

(v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the Execution Date; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors, or (aa) a purchaser(s) of shares sold pursuant to effective registration under applicable federal and state securities laws; or

(vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Notwithstanding the foregoing provisions of this Section 2.7, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, to the extent necessary to comply with the requirements of Section 409A of the Code, in lieu of the foregoing definition, the definition of “Change of Control” for purposes of such Award shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the Compensation Committee of the Board.

2.10 “Common Stock” shall mean the common stock, par value $0.001 per share, of EXCO Resources, Inc.

2.11 “Company” means EXCO Resources, Inc. and its successors.

2.12 “Disability” means an Eligible Employee is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Eligible Employee is not eligible to participate in such plan or policy, that the Eligible Employee, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee. Notwithstanding the foregoing, in the event an Award issued under the MIP is subject to Section 409A of the Code, then, to the extent necessary to comply with the requirements of Section 409A of the Code, in lieu of the foregoing definition, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.13 “Discretionary Bonus Range” means, (i) with respect to each Tier 1 Award, any amount between zero and ten percent (10%) of such Tier 1 Participant’s Base Salary multiplied by the percentage at the Maximum Achievement level under the “Tier 1 Award Payout Schedule” (as set forth in Appendix D); and (ii) with respect to each Tier 2 Award, any amount between zero and ten percent (10%) of such Tier 2 Participant’s Base Salary multiplied by the percentage at the Maximum Achievement level under the “Tier 2 Award Payout Schedule” (as set forth in Appendix D).

2.14 “EBITDA” means net income (loss) adjusted to exclude interest expense, income taxes, depreciation, depletion, amortization, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, cash payments for the early termination of derivative contracts, non-cash impairments of assets, equity-based compensation, income or losses from equity method investments, gains or losses from sales or dispositions of assets, gains or losses from modifications or extinguishment of debt, and non-recurring items, such as, but not limited to, severance payments, and restructuring costs and expenses.

2.15 “Effective Date” means January 1, 2017.

2.16 “Eligible Employee” means, with respect to a Performance Period, a management level or vice-president level Employee.

2.17 “Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings applicable under Code Section 3401(c)) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under applicable law for the relevant period.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Finding and Development Costs” means the finding and development costs of the Company and its Subsidiaries relating to the exploration, exploitation or development of the Company’s oil and natural gas wells (excluding wells drilled for appraisal purposes) included in the Company’s 2017 budget, calculated based on ratio of the Company’s net share of actual costs incurred per Mcfe over the estimated ultimate recoveries, as set forth in the Company’s reserve reports that are reviewed by the Company’s independent petroleum engineers, each associated with the wells operated by the Company that have been turned-to-sales within the applicable Performance Period (excluding wells drilled for appraisal purposes), bifurcated and calculated separately for oil wells and natural gas wells, and expressed as the weighted average cost per Mcfe for such oil and natural gas wells.

2.20 “General and Administrative Costs” means such cash-based expenses of the Company and its Subsidiaries relating to the payment of employee compensation and benefits (other than equity and equity-based compensation), rents for office space, audit, legal, consulting and other professional fees, systems and overhead costs, and such other “general and administrative costs,” as determined under the Company’s standard accounting procedures on a gross basis and reported in its audited financial statements (reported net of overhead amounts reimbursed to the Company by working interest owners and joint venture partners), but excluding (i) such expenses associated with the acquisition, exploration, exploitation, development, production or operation of the Company’s oil and natural gas properties, (ii) such amounts that are capitalized, (iii) such amounts that are paid or payable as incentive payments to Energy Strategic Advisory Services LLC (“ESAS”) pursuant to that certain Services and Investment Agreement, by and among the Company and ESAS, dated as of March 31, 2015, as amended from time to time, (iv) non-recurring legal and consulting fees incurred in connection with litigation matters, and strategic initiatives (including liability management, debt and restructuring initiatives), (v) expenses associated with long-term equity-based incentive compensation (including awards granted pursuant to the Incentive Plan) that the Company may or is required to pay in cash; and (vi) overhead recoveries and billings to joint venture partners.

2.21 “Incentive Plan” means the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan, as may be amended from time to time.

2.22 “Lease Operating Expenses” means such expenses of the Company and its Subsidiaries, calculated on a per Mcfe basis, relating to the costs of maintaining and operating property and equipment on a producing oil and natural gas lease, as determined under the Company’s standard accounting procedures and reported in its audited financial statements, and as adjusted to exclude workovers.

2.23 “Maximum Achievement” means, for any Performance Period, the maximum level of achievement of a set of Performance Goals, determined by the Committee in accordance with Article 4 below.

2.24 “Mcf” means one thousand cubic feet of natural gas.

2.25 “Mcfe” means one thousand cubic feet equivalent calculated by converting one barrel of oil or natural gas liquids to six Mcf of natural gas.

2.26 “Overall Performance Level” means the sum of the weighted actual achievement of the Performance Goals for each Performance Measure for a Performance Period.

2.27 “Participant” means an Eligible Employee selected by the Committee to participate in the Plan, in accordance with Article 4 below.

2.28 “Payment Date” means the date on which the Awards are paid pursuant to Article 5.

2.29 “Performance Goals” means for a Performance Period, the established threshold, target, and maximum levels of applicable Performance Measures.

2.30 “Performance Measures” means the criteria used in determining Performance Goals for the Performance Period, which are Production, General and Administrative Costs, EBITDA, Finding and Development Costs and Lease Operating Expenses; provided that each Performance Measure shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period.

2.31 “Performance Period” means a calendar year beginning on January 1 of each year and ending on December 31 of each year, or such shorter period in the case of a Change of Control.

2.32 “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

2.33 “Production” means the net interest volumes of oil, natural gas and natural gas liquids stated on a Mcfe basis, as disclosed in the Company’s periodic reports under the Exchange Act, adjusted upward to include volumes that have been shut-in for economic reasons and volumes that have been deferred under the Company’s drilling program.

2.34 “Safety Modifier” means an overriding adjustment that shall be made to the portion of the Award that is based upon the Overall Performance Level, which shall be an automatic five percent (5%) adjustment (positive or negative) based on the Company’s Total Recordable Incident Rate as compared to the Target Recordable Incident Rate. In the event that the Company’s Total Recordable Incident Rate for the Performance Period is at or below the Target Recordable Incident Rate, the portion of the Award that is based upon the Overall Performance Level shall be automatically positively adjusted by five percent (5%). In the event that the Company’s Total Recordable Incident Rate for the Performance Period is above the Target Recordable Incident Rate, the portion of the Award that is based upon the Overall Performance Level shall be automatically negatively adjusted by five percent (5%).

2.35 “Section 409A” means Section 409A of the Code and any applicable regulations or rulings thereunder.

2.36 “Subsidiary” means any entity in which the Company, directly or indirectly, holds a majority of the total combined voting power of all classes of stock or profits or capital interests of such entity. “Subsidiaries” means more than one of any such entities, including corporations, limited partnerships, partnerships or limited liability companies.

2.37 “Target Achievement” means, for any Performance Period, the target level of achievement of a set of Performance Goals, determined by the Committee in accordance with Article 4 below.

2.38 “Target Recordable Incident Rate” or “Target RIR” means one and three-tenths (1.3), or the total incident rate of nonfatal occupational injuries and illnesses for the oil and gas extraction industry established for the year immediately preceding the applicable Performance Period if such number is released by the United States Department of Labor’s Bureau of Labor Statistics during the applicable Performance Period.

2.39 “Threshold Achievement” means, any Performance Period, the minimum level of achievement of a set of Performance Goals, determined by the Committee in accordance with Article 4 below.

2.40 “Tier Level” means one of two tier levels for which a Participant may be designated by the Committee, consisting of Tier 1 or Tier 2; the Performance Goals and Award amounts may vary among tier levels.

2.41 “Tier 1 Award” means an Award granted to a Tier 1 Participant.

2.42 “Tier 2 Award” means an Award granted to a Tier 2 Participant.

2.43 “Tier 1 Participant” means a Participant who is designated by the Committee, in its sole discretion, as a Tier 1 level Participant.

2.44 “Tier 2 Participant” means a Participant, who is not a Tier 1 Participant, and who is designated by the Committee, in its sole discretion, as a Tier 2 level Participant.

2.45 “Total Recordable Incident Rate” or “TRIR” means the rate of recordable workplace injuries for the Company, normalized per one hundred (100) workers per year, and is derived by multiplying the number of recordable injuries during the Performance Period by two hundred thousand (200,000) (one hundred (100) employees working two thousand (2,000) hours per year) and dividing that value by the total man-hours actually worked during the Performance Period.

ARTICLE 3

Administration of the MIP

This MIP shall be administered by the Committee; provided that, the CEO may take such actions as are expressly delegated to the CEO under this MIP. The Committee is authorized to interpret this MIP and may from time to time adopt such rules and regulations, consistent with the provisions of this MIP, as it may deem advisable to carry out this MIP. All determinations made by the Committee (or the CEO, where applicable) under this MIP, and all interpretations of this MIP by the Committee, shall be final and binding on all interested parties. The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under this MIP. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

ARTICLE 4

Determination of Eligibility, Performance Goals, and Awards

4.1 For each Performance Period, the Committee shall select the particular Eligible Employees to whom an Award may be granted for such Performance Period, and shall notify such Participant of his or her potential Award by delivering an Award Letter to such Participant. To the extent permitted by the Committee, Eligible Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary. Notwithstanding any provision in this Plan to the contrary, the Committee may grant one or more Awards to an Eligible Employee at any time, and from time to time, or may not grant an Award to an Eligible Employee.

4.2 For each Performance Period, the Committee shall establish and approve (i) the Performance Goals for the Performance Period; and (ii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for each Performance Measure underlying the Performance Goals. For each Performance Period, the Committee shall also establish and approve with respect to the Tier 1 Participants and Tier 2 Participants, a payout schedule setting forth the Award amount potentially payable upon the achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels. The payout schedule for an Award for a Participant shall be based on a percentage of such Participant’s Base Salary and the Overall Performance Level. Achievement of the Performance Goals shall be calculated on the basis of straight-line interpolation between the Threshold Achievement, Target Achievement, and Maximum Achievement levels for each Performance Measure underlying the Performance Goal. Except as otherwise may be provided by the Committee, in its sole discretion, no Award amount shall be payable for a Performance Measure unless the Threshold Achievement for such Performance Measure is achieved. Ninety percent (90%) of such Award shall be based on the Overall Performance Level and the achievement of the Performance Goals. The remaining ten percent (10%) of such Award shall be discretionary and shall be determined, (A) with respect to the Tier 1 Awards, by the Committee, in its sole discretion, to be any amount within clause (i) of the Discretionary Bonus Range, and (B) with respect to the Tier 2 Awards, by the CEO, in his sole discretion, to be any amount within clause (ii) of the Discretionary Bonus Range. In determining the amount payable to a Participant within the Discretionary Bonus Range, the Committee, or with respect to the Tier 2 Participants the CEO, may take into account and consider any factors deemed relevant in its or his sole discretion, including, without limitation, the personal performance of the Participant and the performance of the business segment/group of the Participant. All Award amounts that are based upon the Overall Performance Level shall be subject to an automatic percentage adjustment based on the Safety Modifier.

4.3 Appendix C, attached hereto, sets forth an example of the MIP calculations for Tier 1 Participants.

4.4 Appendix D, which shall, from time to time, be updated by the Committee for each Performance Period, sets forth (i) the Performance Goals established and approved by the Committee pursuant to Section 4.2 above with respect to the applicable Performance Period; (ii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for each Performance Measure underlying the Performance Goals; (iii) the payout schedules for Tier 1 Awards and Tier 2 Awards.

ARTICLE 5

Payment of Awards

Awards will be paid out as soon as administratively possible after the end of each Performance Period, but in no event later than March 31 of the year immediately following the end of the Performance Period to which the Award relates. Seventy-five percent (75%) of the Award shall be paid in the form of cash and twenty-five percent (25%) of the Award shall be paid in the form of shares of fully-vested

Restricted Stock (as defined in the Incentive Plan) (with the number of shares determined based on the closing price of the Common Stock on March 15th or if March 15th is not a trading day, the last trading day immediately prior to March 15th) pursuant to the Incentive Plan (to the extent there are sufficient Exempt Shares (as defined in the Incentive Plan) available under the Incentive Plan); provided, that in the event there are insufficient Exempt Shares available under the Incentive Plan, the portion payable in shares shall be paid in cash. The Company, Subsidiary, or payroll agent through which payment of an Award is to be made shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign tax laws require with respect to such payments.

ARTICLE 6

Termination of Employment

6.1 In the event a Participant’s employment is terminated prior to the end of the Performance Period for any reason other than for Cause, all of such Participant’s rights to an Award shall be forfeited, unless the Committee shall determine that such Participant should receive a prorated Award. Such prorated Award shall be based upon that portion of the Performance Period during which he or she was a Participant, in which case the prorated portion of the Award shall be paid in accordance with the provisions of Article 5.

6.2 In the event of Disability during the Performance Period (absent termination), the Committee (or the CEO with respect to a Tier 2 Participant) shall have discretion to pay an Award (or a prorated portion thereof) to the Participant on the Payment Date.

6.3 In the case of death during the Performance Period, the Committee (or the CEO with respect to a Tier 2 Participant) shall have discretion to pay an Award (or a prorated portion thereof) to the Participant’s estate, or if there is no administration of the estate, to the heirs at law, on the Payment Date.

6.4 If a Participant’s employment is terminated after the end of the Performance Period, but prior to the Payment Date, for any reason other than termination for Cause, the amount of any Award applicable to the Performance Period shall be paid to the Participant in accordance with the provisions of Article 5 on the Payment Date.

6.5 Notwithstanding anything above, in the case of termination for Cause, such Participant shall immediately forfeit his or her right to any Award.

ARTICLE 7

Change of Control

7.1 In the event of a Change of Control prior to the end of a Performance Period, the Awards for all Participants shall be immediately payable based on the achievement of the Performance Goals (as adjusted for the shortened Performance Period at the discretion of the Committee).

7.2 In the event of a Change of Control after the end of a Performance Period, but prior to the payment of Awards, all Participants shall be entitled to an immediate cash payment of the Awards.

ARTICLE 8

Duration, Amendment and Termination

Notwithstanding anything herein to the contrary, the Board may terminate at any time, or from time to time amend, modify, or suspend the MIP. The Board may make any amendment to any outstanding Award that it believes is necessary or helpful to comply with any applicable law including, without limitation, Section 409A. However, without the prior consent of affected Eligible Employees, no such action may adversely affect any rights or obligations with respect to any Award earned, regardless of whether the amounts have been calculated or paid.

ARTICLE 9

Miscellaneous

9.1 Nothing in this MIP or related document nor any grant of Awards under this MIP shall confer on any employee the right to continued employment by the Company or any Subsidiary, or affect in any way the right of the Company or such Subsidiary to change the employee’s position at the Company or terminate the employment of such employee at any time. The Committee shall have the final determination if any question arises as to whether and when there has been a termination of an employee’s employment.

9.2 Awards under this MIP are non-assignable and non-transferable and are not subject to adjustment, anticipation, alienation, garnishment, encumbrance, attachment or levy of any kind except by will or the laws of descent and distribution. Any attempt at transfer, assignment or other alienation prohibited by the preceding sentence shall be disregarded and all amounts payable hereunder shall be paid only in accordance with the provisions of this MIP.

9.3 Nothing in this MIP nor the granting of Awards shall be deemed to create a trust. This MIP and all unpaid awards shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of this MIP. All amounts payable under this MIP shall be paid from the general assets of the Company. No Person shall have any right, title, or interest in any fund or in any specific asset of the Company or any Subsidiary by reason of the MIP.

9.4 The existence of this MIP and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to consummate or authorize any merger or consolidation of the Company, the liquidation or dissolution of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

9.5 Neither the officers nor the directors of the Company nor the members of the Committee shall under any circumstances have any liability with respect to this MIP or its administration except for gross and intentional malfeasance. The officers and directors of the Company and the members of the Committee may rely upon opinions of counsel as to all matters, including the creation, operation and interpretation of this MIP.

9.6 This MIP and all related documents shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, except to the extent preempted by federal law.

9.7 If any provision of the MIP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the MIP shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.8 All obligations of the Company under the MIP shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

9.9 Except where the context indicates otherwise, words in the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

ARTICLE 10

Compliance with Section 409A

It is the Company’s intention that this MIP meets the requirements of Section 409A by its terms and in operation so that compensation deferred under this MIP (if any) is exempt from or compliant with Section 409A such that no amounts shall be included in income under Section 409A. Any ambiguities in this MIP shall be construed to reflect this intent. If any term or provision of this MIP is found to be in violation of Section 409A, then such term or provision shall be deemed to be restricted and/or modified in the manner and to the extent necessary to render such term or provision in conformity with Section 409A, or shall be deemed removed from this MIP, and this MIP shall be construed and enforced to the maximum extent permitted by Section 409A as if such term or provision had been originally incorporated in this MIP as so restricted and/or modified, or as if such term or provision had not been originally incorporated in this MIP, as the case may be.

* * * * * * * *

IN WITNESS WHEREOF, EXCO Resources, Inc. has caused the MIP to be signed by its duly authorized officer as of the date first set forth above.

EXCO RESOURCES, INC.

By:	/s/ Harold L. Hickey
Name:	Harold L. Hickey
Its:	CEO & President

Signature Page